Exhibit 99.1

Immediate Release

Lantronix Acquires Maestro and FALCOM Holdings Limited

Irvine, CA – July 8, 2019 –  Lantronix, Inc. (the “Company”) (NASDAQ: LTRX), a global provider of secure data access and management solutions for the industrial Internet of Things (IoT), today announced that it acquired all of the business of Maestro & FALCOM Holdings Limited (Maestro), a leading supplier of wireless IoT products, by acquiring 100% of the issued share capital of each of its operating subsidiaries, Maestro Wireless Solutions Limited and Fargo Telecom Asia Limited for $4.9 million in cash, subject to customary purchase price adjustments.

Maestro is a leader in wireless IoT with a strong focus on cellular connectivity. Maestro designs, manufactures, and sells state of the art Global Navigation Satellite System (GNSS) receivers, trackers, modems, routers, and gateways ideally suited to numerous M2M and IoT applications, including industrial automation and Supervisory Control And Data Acquisition (SCADA), energy and metering, tracking and automotive.

Xavier Dupont, Sr. Director, Mobility Solutions stated that, “We are excited to integrate our products with the Lantronix solutions. The natural synergy and common strategy to provide industrial grade cost competitive solutions with comprehensive device management capability across a unified portfolio will provide deeper penetration into key regional markets and enable the combined companies to cross-sell and provide customers a more robust offering.”

“The addition of Maestro’s product portfolio and industry-leading cellular connectivity technology is the perfect complement to the Lantronix portfolio of IoT solutions,” stated Paul Pickle, president, and CEO of Lantronix. “This acquisition allows Lantronix to offer ‘best in class’ products in wired Ethernet, Wi-Fi, LoRa/LPWAN, and now in cellular environments as well. This transaction represents Lantronix’s commitment to deliver incremental growth and shareholder value through acquisition.”

About Lantronix

Lantronix, Inc. is a global provider of secure data access and management solutions for Internet of Things (IoT) assets. Our mission is to be the leading supplier of IoT solutions that enable companies to dramatically simplify the creation, deployment, and management of IoT projects while providing secure access to data for applications and people.

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With more than two decades of experience in creating robust machine to machine (M2M) technologies, Lantronix is an innovator in enabling our customers to build new business models and realize the possibilities of the Internet of Things. Our connectivity solutions are deployed inside millions of machines serving a wide range of industries, including industrial, medical, security, transportation, retail, financial, environmental and government.

Lantronix is headquartered in Irvine, California. For more information, visit www.lantronix.com.

Lantronix Media Contact:	Lantronix Analyst and Investor Contact:
Gail Kathryn Miller	Jeremy Whittaker
Corporate Marketing & Communications Manager	Chief Financial Officer
media@lantronix.com	investors@lantronix.com
949-453-7158	949-453-7241

Lantronix Sales:

sales@lantronix.com

Americas +1 (800) 422-7055 (US and Canada) or +1 949-453-3990

Europe, Middle East and Africa +31 (0)76 52 36 744

Asia Pacific + 852 3428-2338

China + 86 21-6237-8868

Japan +81 (0) 50-1354-6201

India +91 994-551-2488

General FAQ link:

https://cdn.lantronix.com/wp-content/uploads/pdf/maestro-falcom-acquisition-faq.pdf

© 2019 Lantronix, Inc. All rights reserved.

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